As filed with the Securities and Exchange Commission on June 12, 2013

Registration No. 333-188383

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT No. 1

To

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LOCAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0849123
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7555 Irvine Center Drive

Irvine, California 92618

(949) 784-0800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Heath B. Clarke

7555 Irvine Center Drive

Irvine, California 92618

(949) 784-0800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott D. Olson, Esq.

274 Broadway

Costa Mesa, CA 92627

(310) 985-1034

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continued basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.00001 par value per share, issuable upon the conversion of convertible notes	2,487,562	$1.63(2)	$4,104,477.30	$559.85
Common stock, $0.00001 par value per share, issuable upon the exercise of warrants	746,268	$1.63(3)	$1,231,342.20	$167.96
Common stock, $0.00001 par value per share, issuable for interest in lieu of cash	448,718	$1.63(2)	$740,384.70	$100.99
Common stock, $0.00001 par value per share, issuance in other circumstances (4)	890,668	$1.63(2)(4)	$1,469,602.20	$200.45
Total	4,573,216		$7,545,806.40	$1,029.25(5)

(1)	All 4,573,216 shares registered pursuant to this registration statement are to be offered by the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends or similar events or as a result of anti-dilution provisions contained in the warrants. Except for up to 890,668 shares of our common stock registered pursuant to this registration statement, this registration statement specifically does not cover an indeterminate number of additional shares of common stock that could become issuable by the Company to the selling stockholders in the event there is an event of default under the Convertible Notes, the selling stockholders elect to use the alternative conversion price to convert their Convertible Notes, and the alternative conversion price is less than the then-current conversion price for the Convertible Notes. In such an event, we will file a new registration statement to cover the additional shares issuable.
(2)	Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the Registrant’s common stock on the Nasdaq Capital Market on May 2, 2013, which was approximately $1.63.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.
(4)	Represents an additional 890,668 shares of common stock, $0.00001 par value per share, that may become issuable in the event certain provisions of the Financing documents are subsequently triggered, including (a) as a result of decreasing conversion rates that could occur if there is an event of default under the Convertible Notes, the selling stockholders elect to use the alternative conversion price to convert their Convertible Notes, and the alternative conversion price is less than the then-current conversion price for the Convertible Notes, (b) a fluctuation in the number of shares of Common Stock issuable pursuant to the warrants as a result of the adjustment provisions in the warrant, and (c) if shares of common stock become issuable in satisfaction of monetary damages that may be payable by the Company in the future if the Company is in default under the Financing transaction documents.
(5)	Previously paid in connection with the original filing of this registration statement, filed with the Securities and Exchange Commission on May 6, 2013 (SEC Registration No. 333-188383).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state in which such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 12 2013

PROSPECTUS

4,573,216 Shares

Local Corporation

Common Stock, par value $0.00001 per share

This prospectus relates to the sale or other disposition of up to an aggregate of 4,573,216 shares of our common stock offered by the selling stockholders identified in this prospectus or their transferees (hereinafter, the “offered shares”). All of the offered shares are issuable, or may in the future become issuable, with respect to securities issued in connection with a private placement financing by us consummated on April 11, 2013 (the “Financing”), including 7% Convertible Notes in the aggregate principal amount of $5,000,000 (the “Convertible Notes”) and warrants to acquire up to 746,268 shares of common stock (the “Warrants”). The shares of common stock being offered for resale by the selling stockholders pursuant to this prospectus include: shares of common stock which may be issued to selling stockholders as a result of conversion of the Convertible Notes; shares of common stock which may be issued in payment of interest on the Convertible Notes; shares of common stock issuable upon the exercise of the Warrants; additional shares of common stock that may be issued as a result of decreasing conversion rates that could occur if there is an event of default under the Convertible Notes, the selling stockholders elect to use the alternative conversion price to convert their Convertible Notes, and the alternative conversion price is less than the then-current conversion price for the Convertible Notes; and shares of common stock that may be issued to the selling stockholders in satisfaction of other obligations under the Financing transaction documents, as described in further detail at page 27.

The selling stockholders identified in this prospectus, or their pledges, donees, transferees or other successors in interest, may offer and sell the shares of common stock being offered by this prospectus from time to time in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

We will not receive any proceeds from the sale of the shares by the selling stockholders. We may, however, receive proceeds in the event that some or all of the warrants held by the selling stockholders are exercised for cash. We are paying the expenses incurred in registering these shares.

You should carefully read this prospectus as well as any document incorporated by reference, before buying any of the common stock being offered.

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is listed on the Nasdaq Capital Market under the symbol “LOCM.” The last reported sale price of our common stock on June 7, 2013, was $1.63 per share. You are urged to obtain current market quotations for the common stock. As of June 7, 2013, the aggregate market value of our outstanding common stock held by non-affiliates was $34.8 million based on 22,877,436 shares of outstanding common stock, of which 21,342,768 shares are held by non-affiliates, and a per share price of $1.63 based on the closing sale price of our common stock as quoted on the Nasdaq Capital Market on June 7, 2013.

Investing in our common stock involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 and contained under similar headings in the other documents that we incorporate by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE, TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [                    ], 2013

-i-

ABOUT THIS PROSPECTUS

We urge you to carefully read this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before buying any of the securities being offered.

You should rely only on the information that we have provided or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

PROSPECTUS SUMMARY

To fully understand this offering by the selling stockholders and its consequences to you, you should read the following summary along with the more detailed information and our consolidated financial statements and the notes to those financial statements incorporated by reference in this prospectus. In this prospectus, the words “we,” “us,” “our” and similar terms refer to Local Corporation, a Delaware corporation, unless the context provides otherwise.

About Us

We provide our search results to consumers who are searching online for goods and services from local businesses. Our search results consist primarily of local business listings that we aggregate, index and syndicate using our sophisticated technology platform. We provide our search results to our flagship Local.com website and other proprietary websites (“Owned and Operated” or “O&O”) and to a network of over 1,200 other websites that rely on our search syndication services to provide local search results to their own users (“Network”). We generate revenue from a variety of ad units we place alongside our search results, which include pay-per-click, pay-per-call, and display (banner) ad units. We also provide ad products for small and medium sized businesses (“SMBs”), daily deals to our email subscribers and product search services to third-parties.

Our principal products include our Local.com website, which reaches approximately 20 million monthly unique visitors (“MUVs”) each month; our search syndication services, which provide either hosted business or product directories as well as XML feed solutions to a network of over 1,200 other websites, which reach approximately 12 million MUVs; our SMB solutions, which provides approximately 10,000 SMBs with various subscription ad products which we sell via our channel partners or directly to small businesses; and our Spreebird daily deals service, which provides over 200,000 email subscribers with daily deals in the southern California market.

We launched Local.com in August of 2005 and our local syndication network in July 2007. In the third quarter of 2010, we also acquired Octane360 which provided the technology platform for our SMB product. During the second quarter of 2011, we acquired Krillion, Inc. (“Krillion”), which includes a near-real-time local product search platform that enables consumers to search for products and product availability at local retailers, and Rovion, which enabled our SMB product suite to produce display ad units. In 2012, we sold our Rovion business and licensed the technology for our continued use as part of the transaction. In the third quarter of 2011, we acquired Screamin Media Group, Inc. (“SMG”) in order to expand our Spreebird daily deals business (located at www.spreebird.com), which we launched in May 2011.

We have developed our intellectual property over many years, and today we consider ourselves experts in the areas of local search, search engine marketing, search engine optimization, search syndication/analysis and reporting at large scale, internet indexing, product indexing and email marketing. We have applied for over twenty patents and have been issued twelve.

We manage our various products and services in two main divisions: Consumer Properties, which consists of our O&O business, our Network and our Spreebird business; and Business Solutions, which manages the development and sale of our SMB products. Our Consumer Properties generates about 97% of our revenue and our Business Solutions represents the remainder. Within Consumer Properties, O&O consisting of our flagship website, Local.com, is our largest revenue source at 71% and our Network revenue at 21% is our most profitable revenue source. Our Spreebird revenues comprise the balance of Consumer Properties revenues. Within Business Solutions, approximately 7,000 of our SMB customers are the result of the sale of our products by our channel partners, and the balance is from our own direct sales efforts. At the beginning of 2013, we ceased our direct sales efforts in favor of channel sales distribution of our SMB products.

We develop and deploy new products, technologies and services across our business in order to enhance the experience of our users and the value to our partners and our advertisers. Two important performance indicators for our business are our reach to consumers and the rate at which we monetize that reach using ads. We have had great success in growing our reach, ending 2012 at or near records of overall, organic and mobile search traffic. During the second half of 2012 we experienced monetization declines due to both declines in revenue per click from our largest ad partner and due to ad policy changes from our largest source of traffic.

Corporate Information

We were incorporated in Delaware in March 1999 as eWorld Commerce Corporation. In August 1999, we changed our name to eLiberation.com Corporation. In February 2003, we changed our name to Interchange Corporation. On November 2, 2006, we changed our name to Local.com Corporation. On September 14, 2012, we changed our name to Local Corporation.

Our principal executive offices are located at 7555 Irvine Center Drive, Irvine, California 92618, and our telephone number is (949) 784-0800. We maintain our corporate website at ir.local.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and the documents incorporated by reference herein include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	Our ability to continue as a going concern:

•	Our local search initiative;

•	Our history of incurring losses and expectation to incur losses in the future;

•	Our advertising partners may unilaterally change how they value our inventory of available advertising placements;

•	Recent changes to our website;

•	The performance of acquired assets and businesses;

•	Our ability to acquire Internet traffic and maintain our relationships with our advertising partners;

•	The failure to collect accounts receivable from Google Inc. and Yahoo! Inc., which comprises a significant percentage of our total accounts receivable;

•	The development, continued adoption and use of the Internet and local search advertising services;

•	The expansion of our operations;

•	The length and severity of the recent global economic and financial crisis;

•	Government and legal regulations;

•	Our ability to protect our intellectual property rights;

•	The effective operation of our computer and communication systems;

•	Our technology needs and technological developments; and

•	Our estimates concerning capital requirements and need for additional financing.

In some cases, you can identify forward-looking statement by terms such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “could,” “target,” “potential,” “is likely,” “will,” “expect,” “plan” “project,” “permit” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” in our SEC filings, and below under the caption “Risk Factors” in this prospectus. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. You should read this prospectus, the registration statement of which this prospectus is a part, and the exhibits and documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from those described in forward-looking statements. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

You should assume that information contained in or incorporated by reference into this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

RISK FACTORS

An investment in our common stock is risky. Prior to making a decision about investing in our common stock, you should carefully consider the specific risks discussed below and in the sections entitled “Risk Factors” contained in our filings with the SEC that are incorporated by reference in this prospectus. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in our SEC filings or any additional risks or uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Relating to our Business

Although our financial statements have been prepared assuming we will continue as a going concern, our management and our independent registered public accounting firm, in its report accompanying our consolidated financial statements as of and for the year ended December 31, 2012, believe that our recurring net losses from operations and other factors have raised substantial doubt about our ability to continue as a going concern as of December 31, 2012.

Our audited consolidated financial statements for the fiscal year ended December 31, 2012, were prepared on a going concern basis in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The going concern basis of presentation assumes that we will continue in operation for the next twelve months and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our inability to continue as a going concern. Our need for additional capital and the uncertainties surrounding our ability to raise such funding, raises substantial doubt about our ability to continue as a going concern. In order for us to continue operations beyond the next twelve months and be able to discharge our liabilities and commitments in the normal course of business, we must continue our operations without further disruptions related to our ability to monetize and maintain traffic levels to our O&O and Network sites at present levels or better, realize the expense savings from our recently announced cost saving measures, comply with our debt covenants to Square One Bank, and avoid further unforeseen cash demands, including without limitation traffic acquisition costs, litigation costs, personnel costs and development costs; and potentially raise additional funds, principally through the additional sales of our securities or debt financings to meet our working capital needs. If we are unable to continue our operations without further disruptions related to our ability to monetize and maintain traffic levels to our O&O and Network sites at present levels or better, realize the expense savings from our recently announced cost saving measures, comply with our debt covenants to Square One Bank, and avoid further unforeseen cash demands, including without limitation traffic acquisition costs, litigation costs, personnel costs and development costs, further reduce expenses or raise sufficient additional capital, as needed, we may be unable to continue to fund our operations, develop our products or realize value from our assets and discharge our liabilities in the normal course of business. These uncertainties raise substantial doubt about our ability to continue as a going concern. If we become unable to continue as a going concern, we may have to liquidate our assets, and might realize significantly less than the values at which they are carried on our financial statements, and stockholders may lose all or part of their investment in our common stock.

Our financial resources are limited and we may need to raise additional capital in the future to continue our business.

As of December 31, 2012, we had cash of $3.7 million. From the beginning of our prior fiscal year on January 1, 2012, through December 31, 2012, we estimate that we have utilized our cash resources at an average rate of approximately $1.0 million per month. Based on recently announced reductions in the total number of our employees and our other cost-reduction initiatives, we believe we will be able to reduce the utilization of our cash resources.

Notwithstanding these cost reductions, we still anticipate that we may be required to raise additional capital to permit us to conduct our business through at least December 2013. If we are required to raise additional capital, we cannot ensure that additional funding will be available, or if it is available, that it can be obtained on terms and conditions we will deem acceptable. Our business is subject to risks and uncertainties that may prevent us from raising additional capital or may cause the terms upon which we raise additional capital, if additional capital is available, to be less favorable to us than would otherwise be the case. If we needed to raise additional capital and were unable to do so, we may not be able to continue our business as currently contemplated. If this were to happen our shares could lose all or substantially all of their market value.

If we are unable to raise additional capital as needed, we may not be able to grow our company and satisfy our obligations as they become due.

We have historically relied on offerings of our equity and borrowings under our debt facility to fund our operations. On January 20, 2011, we completed an underwritten public offering of 4,600,000 shares of our common stock at $4.25 per share, resulting in net proceeds to us of $18.2 million.

On August 3, 2011, we entered into a Loan and Security Agreement with Square One Bank, replacing our debt facility with Silicon Valley Bank, which we terminated on July 29, 2011. The Square One Agreement, as amended, provides us with a revolving credit facility of up to $12.0 million. The maturity date of the facility is February 3, 2015, except for amounts outstanding under the non-formula line portion of the facility, which has a maturity date of March 28, 2015. As of December 31, 2012, we had $10.0 million in borrowings outstanding under the facility. We may need to raise additional capital or obtain additional credit to fund our operations in the future. The failure to raise capital, or obtain credit when needed, on acceptable terms, could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our credit facility with Square One Bank imposes restrictions. Failure to comply with these restrictions could result in the acceleration of a substantial portion of such debt, which we may not be able to repay or refinance.

Under the Square One Agreement, as amended, we must meet certain financial covenants during the term of the facility, including (i) maintaining a minimum liquidity ratio of 1.25 to 1.0, which is defined as cash on hand plus the most recently reported borrowing base divided by outstanding bank debt, and (ii) certain Adjusted EBITDA covenants, as more particularly described in the Square One Agreement (such Adjusted EBITDA amounts are for financial covenant purposes only, and do not represent our projections of financial results). As of February 28, 2013, we were not in compliance with the minimum liquidity ratio. Square One has provided us with a waiver of that financial covenant with the Sixth Amendment to the Square One Agreement. If we are unable to comply with our financial covenants, the lender may declare an event of default under the Square One Agreement, in which event all outstanding borrowings would become immediately due and payable. We cannot assure you that we would have sufficient cash on hand to repay such outstanding borrowings if an event of default were declared under the Square One Agreement.

Under the Square One Agreement, we have historically been required to meet certain financial covenants during the term of the facility, including (i) maintaining a minimum liquidity ratio of 1.25 to 1.0, which is defined as cash on hand plus the most recently reported borrowing base divided by outstanding bank debt, and (ii) certain Adjusted EBITDA covenants, as more particularly described in the Square One Agreement (such Adjusted EBITDA amounts are for financial covenant purposes only, and do not represent our projections of financial results). As of February 28, 2013, we were not in compliance with the minimum liquidity ratio. On March 28, 2013, we received a waiver of that financial covenant when we entered into the Sixth Amendment to the Square One Agreement. In addition to the waiver, we agreed in the Sixth Amendment to the Square One Agreement that we would no longer request advances of the non-formula line under the Square One Agreement and that we would repay the aggregate amount outstanding on non-formula advances ($3,000,000 as of March 28, 2013) in 24 equal monthly installments, plus accrued interest, beginning on April 28, 2013. We may prepay any outstanding non-formula advances without penalty or premium. Pursuant to the Sixth Amendment to the Square One Agreement, the minimum liquidity ratio was amended to 1.0 to 1.0 from March 28, 2013, through April 15, 2013. From April 16, 2013, and continuing thereafter, the liquidity ratio will revert back to 1.25 to 1.0. If we are unable to comply with our financial covenants, the lender may declare an event of default under the Square One Agreement, in which event all outstanding borrowings would become immediately due and payable. We cannot assure you that we would have sufficient cash on hand to repay such outstanding borrowings if an event of default were declared under the Square One Agreement

The assessment of our liquidity is based upon significant judgments or estimates that could prove to be materially incorrect.

In assessing our current financial position and developing operating plans for the future, we have made significant judgments and estimates with respect to the potential financial and liquidity effects of our risks and uncertainties, including but not limited to:

•	our ability to meet our current projections with respect to our results of operations;

•	our ability to continue to monetize our O&O and Network sites at present levels or better;

•	our ability to maintain traffic levels to our O&O and Network sites at present levels or better;

•	our ability to realize expense savings from our recently announced cost saving measures;

•	our ability to comply with our debt covenants to Square 1 Bank; and

•	the potential for additional, unforeseen cash demands, including without limitation traffic acquisition costs, litigation costs, personnel costs, and development costs.

In our liquidity assessment, we assumed that our operations will continue without further disruptions through the next twelve months, including disruptions of the sort we recently experienced in the first half of 2011 and the second half of 2012 in which changes made by our primary search monetization partners and primary traffic acquisition partners affected either the RPC we received for advertisements on our sites or our ability to buy traffic for our sites. We intend to support operations and repay obligations with one or more of the following: cash on hand; cash from operations; credit line extensions; additional debt; and offerings of our securities.

It is possible that the actual outcome of one or more of our plans could be materially different than expected, or that one or more of our significant judgments, or estimates about the potential effects of these risks and uncertainties could prove to be materially incorrect. If one or more of these possible outcomes is realized and third-party financing is not available, substantial doubt could exist about our ability to continue as a going concern.

If we are not successful with our local search initiative, our future financial performance may be affected.

Since August 9, 2005, we have been operating Local.com, a consumer facing destination website specializing in local search and content. Since the third quarter of 2007, we have been operating our local syndication network which provides local search results and local content to our publisher partners. Since the third quarter of 2009, we have been operating a distribution network that provides organic and third party advertising feeds to hundreds of websites. We have and expect to continue to invest significant amounts of time and resources in our Local.com website, local syndication network, our distribution network and other similar initiatives. We cannot assure you that we will continue to sustain or grow our current revenue from these or other local search initiatives. We also cannot assure you that we will sustain or grow the number of consumers or advertisers that use or advertise on Local.com or other network offerings. If we are unable to sustain or grow the number of consumers using and/or advertisers advertising with Local.com, our local syndication and distribution networks, and our other similar initiatives, our financial performance may be adversely affected.

We have historically incurred losses and expect to incur losses in the future, which may impact our ability to implement our business strategy and adversely affect our financial condition.

We have a history of losses. We had a net loss of $24.2 million for the year ended December 31, 2012. We also had an accumulated deficit of approximately $93.6 million at December 31, 2012. We have significantly increased our operating expenses by expanding our operations, including through acquisitions, in order to grow our business and further develop and maintain our services. Such increases in operating expense levels may adversely affect our operating results if we are unable to immediately realize benefits from such expenditures. We cannot assure you that we will be profitable or generate sufficient profits from operations in the future. If our revenue does not grow, we may experience a loss in one or more future periods. We may not be able to reduce or maintain our expenses in response to any decrease in our revenue, which may impact our ability to implement our business strategy and adversely affect our financial condition.

Three of our advertising partners have historically provided a substantial portion of our revenue; Supermedia Inc. has substantially reduced its activities with us and the loss of either Google or Yahoo may have a material adverse effect on our operating results.

For the year ended December 31, 2012, we had two customers that each represented more than 10% of our total revenue. Google and Yahoo represented 44% and 21% of our total revenue, respectively.

Additionally, our contracts with advertising partners are generally short term in nature. For example, Google’s contract expires in July 2013, whereas Yahoo’s contract expires according to its terms in October 2017, subject in both cases to earlier termination rights under certain circumstances. Upon expiration of these agreements, there can be no assurance that they will be renewed, or if these agreements are renewed, that we would receive the same or better economic benefits as we do under the current agreement, or involve the same amount of use of our paid-search services as currently used, or contain the same rights as they currently do, in which case our business and financial results may be harmed. Additionally, there can be no assurance that if we enter into an arrangement with alternative advertising partners, the terms would be as favorable as those under the current Google or Yahoo agreements. Even if we were to enter into an arrangement with alternative advertising partners with terms as or more favorable than those under the current agreements with Google and Yahoo, such arrangements might generate significantly lower search advertising revenues for us if the alternative advertising partners are not able to generate advertising revenues as successfully as Google and Yahoo currently generate.

Two customers account for a significant portion of our accounts receivable and the failure to collect from these customers would harm our financial condition and results of operations.

Two of our customers that do not pay in advance, Yahoo and Google, have and for the foreseeable future will likely continue to account for a significant portion of our accounts receivable. At December 31, 2012, Yahoo and Google represented 61% of our total accounts receivable. Yahoo and Google’s accounts have been, and will likely continue to be, unsecured and any failure to collect on those accounts would harm our financial condition and results of operations.

A significant portion of the traffic to our Local.com website is acquired from other search engines, mainly google.com, and the loss of the ability to acquire traffic or increases in the amounts paid to acquire such traffic or otherwise generate revenues could have a materially adverse effect on our financial results.

We advertise on other search engine websites, primarily google.com, but also yahoo.com and msn/bing.com, among others, by bidding on certain keywords we believe will drive traffic to our Local.com website. For the year ended December 31, 2012, approximately 60% of the traffic on our Local.com website and network partner websites was acquired through SEM campaigns on other search engine websites. During the year ended December 31, 2012, advertising costs to drive consumers to our Local.com website were $57.3 million of which $39.7 million was attributable to Google and $15.4 million was attributable to Yahoo. Any decreases in the breadth or depth of advertising available for display or any increase in our traffic acquisitions costs could materially adversely affect our ability to produce revenue and margin that is comparable to our historical results, in which case our business and financial results may be significantly harmed.

During October 2012, Google, our largest traffic provider, made certain changes to their policies and guidelines which negatively impacted our ability to acquire traffic from them. We are working closely with Google to refine our traffic acquisition approach and user experience on our search results pages. We believe we are presently in compliance with such policies, but Google can make further policy changes in its sole discretion and we will be required to respond to such policy changes or we may be unable to display Google ads on our websites, which would materially adversely affect our business and financial results.

In addition, our total operating expenses and costs of revenues, including our traffic acquisition costs, have increased substantially during 2012, from approximately $93.5 million for year ended December 31, 2011, to $122.1 million for the year ended December 31, 2012. While we have been taking actions to reduce our operating expenses and costs of revenues, including the sale of Rovion in October 2012, our financial results will suffer if we are not able to reduce our operating expenses and costs of revenues.

Our advertising partners may unilaterally change how they value our inventory of available advertising placements, which could materially affect our advertising revenue. If we are unable to maintain our anticipated RPC rates, it will have a material adverse effect on our financial results.

Our advertising partners, such as Google and Yahoo, may unilaterally change how they value our inventory of available advertising placements for any number of reasons, including changes in their services, changes in pricing, algorithms or advertising relationships. We have little control over such decisions. If our advertising partners pay us less for our advertising inventory, our advertising revenue would be materially adversely affected. In the first half of 2011, in connection with Yahoo’s integration of its advertising service with Bing, we continued to experience a material reduction in the revenue per click that Yahoo paid for clicks on their advertisements on our websites, a reduction which began in 2010. The material reduction in RPC from Yahoo had a material adverse effect on our revenue and earnings results for the first half of 2011. Beginning in August 2011, we added Google to our mix of advertising partners, which improved our overall RPC. In August 2012, we began to experience a reduction in RPC from Google which had a material adverse effect on our revenue and earnings results for the second half of 2012.

We are actively pursuing strategies to mitigate any such changes in RPC we may experience, including through the diversification of our revenue to include non-search related sources and the regular optimization of our SEM campaigns, as well as optimization and deployment of advertiser fees from existing and new partners. These and other strategies are intended to preserve revenue and net income. However, we cannot give assurances that these efforts will be successful. If we are unable to maintain our anticipated RPC rates in the near term, our business and financial results may be materially harmed.

We face intense competition from larger, more established companies, as well as our own advertising partners, and we may not be able to compete effectively, which could reduce demand for our services.

The online paid-search market and local search market is intensely competitive. Our primary current competitors include Yahoo, Microsoft, Google and online directories, such as Yellowpages.com. Other competitors in the local search market may emerge. For example, Facebook Inc. (“Facebook”) recently announced a Graph Search tool which allows users to access the interests and opinions of friends regarding local places, movies and interests and which may emerge as a significant competitor to our current offerings. We believe that the principal competitive factors in our local advertising market are network size, revenue sharing agreements, services, convenience, accessibility, customer service, quality of tools, quality of editorial review and reliability and speed of fulfillment of advertising needs and requirements across the Internet infrastructure. Although we currently pursue a strategy that allows us to partner with a broad range of websites and search engines, our current and future partners on which our business is substantially dependent may view us as a threat to their own internal paid-search services. We also compete with other online advertising services as well as traditional offline media such as television, radio and print, for a share of businesses’ total advertising budgets. Nearly all of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, sales, personnel and other resources than we do. Our competitors may secure more favorable revenue sharing agreements with network distributors, devote greater resources to marketing and promotional campaigns, adopt more aggressive growth strategies and devote substantially more resources to website and systems development than we do. In addition, the search industry and the online advertising industry has experienced consolidation, including the acquisitions of companies offering paid-search services. Industry consolidation has resulted in larger, more established and well-financed competitors with a greater focus on paid-search services. If these industry trends continue, or if we are unable to compete in the paid-search market, our financial results may suffer.

We rely on our advertising partners to provide us access to their advertisers, and if they do not, it could have an adverse impact on our business.

We rely on our advertising partners to provide us with advertiser listings so that we can distribute these listings to Local.com and our network partners in order to generate revenue when a consumer click-through or other paid event occurs on our advertising partners’ sponsored listings. For the year ended December 31, 2012, 91% of our revenue was derived from our advertising partners. Some of our agreements with our advertising partners, such as Google, are short-term, and, as a result, they may discontinue their relationship with us or negotiate new terms that are less favorable to us, at any time, with little or no notice. Our success depends, in part, on the maintenance and growth of our advertising partners. If we are unable to develop or maintain relationships with these partners, our operating results and financial condition could suffer.

Our advertising partners may impose editorial restrictions on how we display the advertiser listing they provide to us, including the content and structure of the web pages on which such advertiser listings appear. If we fail to comply with these restrictions, our advertising partners may cease providing us with access to their advertisers, which would have an adverse impact on our business. If we comply with these restrictions, our ability to maximize the monetization of our web pages could be materially adversely affected, which would have an adverse impact on our business.

We rely on our advertising partners to provide us with advertiser listings in order to generate revenue. We must adhere to the restrictions they impose on us with respect to the display of the advertiser listings they provide to us, including restrictions with respect to the content and structure of the web pages on which such advertiser lists appear. This impacts where advertising appears, when it appears, and how much of it appears, among other things. Since advertising is the primary source of revenue on our web pages, the restrictions imposed by our partners can impact our revenue opportunities materially. If we fail to adhere to such restrictions, our advertising partners may cease providing us with access to their advertisers, which would have an adverse impact on our operating results and financial condition. Furthermore, if we adhere to such restrictions, our ability to maximize the monetization of our web pages could be adversely affected, which would have an adverse impact on our operating results and financial condition.

We are dependent on network partners to provide us with local search traffic and access to local advertisers, and if they do not, our business could be harmed.

We have contracts with our network partners to provide us with either local search traffic or access to local advertisers. Our network partners are very important to our revenue and results of operations. Any adverse change in our relationships with key network partners could have a material adverse impact on our revenue and results of operations. In many cases, our agreements with these network partners are short-term and/or subject to many variables which enable us or our network partners to discontinue our relationship or negotiate new terms that are less favorable to us with little or no notice. If we are unable to maintain relationships with our current network partners or develop relationships with prospective network partners on terms that are acceptable to us, our operating results and financial condition could suffer. Any decline in the number and/or quality of our network partners could adversely affect the value of our services.

If we do not deliver quality traffic that delivers value for advertisers, then our advertisers and our advertising partners may pay us less for their listing or discontinue listings with us altogether.

For our services to be successful, we need to deliver consumers to advertisers’ websites that are valuable to such advertiser. If we do not meet advertisers’ expectations by delivering quality traffic, then our advertising partners may pay us less per click or cease doing business with us altogether, which may adversely affect our business and financial results. We compete with other web search services, online publishers and high-traffic websites, as well as traditional media such as television, radio and print, for a share of our advertisers’ total advertising expenditures. Many potential advertisers and advertising agencies have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to paid-search. Acceptance of our advertising offerings among our advertisers and advertising partners will depend, to a large extent, on its perceived effectiveness and the continued growth of commercial usage of the Internet. If we experience downward pricing pressure for our services in the future, our financial results may suffer.

Many people use smartphones and other mobile devices to access information about local businesses. If we are not successful in developing solutions that generate revenue from our mobile website and other mobile offerings, or those solutions are not widely adopted, our results of operations and business could be materially adversely affected.

The number of people who access information about local businesses through mobile devices, including smartphones and handheld tablets or computers, has increased dramatically in the past few years and is expected to continue to increase. In addition, social networking sites and social commerce and flash-sale sites are experiencing high levels of usage and rapid growth. We believe local transactions will grow rapidly on mobile platforms and may gain acceptance on social and flash-sale platforms. If we are unable to develop product offerings and effective distribution on these platforms and mobile websites, we could lose market share to existing competitors or new entrants.

Because we do not currently deliver advertising on our mobile application, we have not materially monetized our mobile application to date. If consumers use our mobile application at the expense of our website, our advertisers may stop or reduce advertising on our website, and they may be unable to advertise on our mobile application unless we develop effective mobile advertising solutions that are compelling to them. Similarly, we may be unable to attract new advertisers unless we develop effective mobile advertising solutions. At the same time, it is important that any mobile advertising solutions that we develop do not adversely affect our users’ experience, even if they might result in increased short-term monetization. We have limited experience with mobile advertising. If we fail to develop effective advertising solutions, if our solutions alienate our user base, or if our solutions are not widely adopted or are insufficiently profitable, our business may suffer. Additionally, as new mobile devices and platforms are released, it is difficult to predict the problems we may encounter in developing products for these alternative devices and platforms, and we may need to devote significant resources to the creation, support, and maintenance of such products.

If we cannot continue to develop and offer effective advertising products and services, our advertising revenues could be adversely affected.

We believe that growth in our advertising revenues depends on our ability to continue offering our advertisers and publishers with effective products and services. Developing new and improving upon our existing products and services may require significant effort and expense. If we are unable to develop and improve our advertising products and services, including those that more effectively or efficiently plan, price or target advertising, our advertising revenues could be adversely affected.

If we do not continue to develop and offer compelling content, products and services, our ability to attract new consumers or maintain the engagement of our existing consumers could be adversely affected.

We believe we must offer compelling content, products and services in order to attract new consumers and maintain the engagement of our existing consumers. Our ability to acquire, develop and offer new content, products and services, as well as new features, functionality and enhanced performance for our existing content, services and products requires substantial costs and efforts. The consumer reception of any new offerings we may make is unknown and subject to consumer sentiment that is difficult to predict. If we are unable to provide content, products, and services that are sufficiently attractive and relevant to consumers, we may not be able to attract new consumers or maintain or increase our existing consumers’ engagement with our Local.com site or our other offerings. Even if we are successful in the development and offering of compelling content, products, features, and services, we may not be able to attract new consumers or maintain or increase our existing consumers’ engagement.

We have recently acquired assets and businesses and may face risks with integration and performance of these assets and businesses.

In recent years, we have undertaken the acquisition of a number of assets and businesses, including Octane360 in July 2010, iTwango in January 2011, Krillion in April 2011 and SMG in July 2011. Additionally, during the second quarter of 2011, we acquired substantially all of the assets of Rovion, Inc., but following a review of our assets and strategy, the Rovion business was sold on October 19, 2012. There can be no assurance that we will be able to successfully integrate these businesses into our operations or that our sales of products and services from these acquisitions will be successful.

We may enter into additional acquisitions, business combinations or strategic alliances in the future. Acquisitions may result in dilutive issuances of equity securities, use of our cash resources, incurrence of debt and amortization of expenses related to intangible assets acquired. Any acquisitions or investments we make may not ultimately generate anticipated or any returns. In addition, the process of integrating an acquired company, business or technology, which requires a substantial commitment of resources and management’s attention, may create unforeseen operating difficulties and expenditures. The acquisition of a company or business is accompanied by a number of risks, including, without limitation:

•

the need to implement or remediate controls, procedures and policies appropriate for a public company at companies that prior to the acquisitions may have lacked such controls, procedures and policies;

•	the difficulty of assimilating the operations and personnel of the acquired company with and into our operations, which are headquartered in Irvine, California;

•	the failure to retain key personnel at the companies we acquire;

•	the potential disruption of our ongoing business and distraction of management;

•	the difficulty of incorporating acquired technology and rights into our services and unanticipated expenses related to such integration;

•	the failure to further successfully develop acquired technology resulting in the impairment of amounts currently capitalized as intangible assets;

•	the impairment of relationships with customers of the acquired company or our own customers and partners as a result of any integration of operations;

•	the impairment of relationships with employees of our own business as a result of any integration of new management personnel;

•	inability or difficulty in reconciling potentially conflicting or overlapping contractual rights and duties;

•	the potential unknown liabilities associated with the acquired company, including intellectual property claims made by third parties against the acquired company; and

•	the failure of an acquired company to perform as planned and to negatively impact our overall financial results.

We may not be successful in addressing these risks or any other problems encountered in connection our recent acquisitions, or that we could encounter in future acquisitions which would harm our business or cause us to fail to realize the anticipated benefits of our acquisitions.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes against its post-change income may be limited. We performed a Section 382 study during the fourth quarter of 2010 and determined that the company has more likely than not undergone five ownership changes as described in IRC Section 382. The latest ownership change occurred in December 2004 based on the 2010 Section 382 study. However, due to the relatively large annual limitations based on the value of the company, the identified ownership changes had no material impact to the amount of net operating loss that can be carried forward to future years. Any future ownership change may impact our ability to utilize the net operating loss carryforwards in the future year. At December 31, 2012, we had federal and state income tax net operating loss carryforwards of approximately $71.5 million and $70.2 million, respectively. The federal and state net operating loss carryforwards will expire through 2031 unless previously utilized.

We may incur impairment losses related to goodwill, other intangible assets and other assets which could have a material adverse effect on our financial results.

As a result of our acquisition of Inspire Infrastructure 2i AB, the purchase of Local.com domain name, the Atlocal asset purchase, the acquisition of PremierGuide, Inc., the acquisitions of Simply Static, LLC (doing business as Octane360), Krillion, SMG, the acquisition of the iTwango technology platform, and the purchase of subscribers from LiveDeal, Inc., LaRoss Partners, LLC, Turner Consulting Group, LLC, and Best Click Advertising.com, LLC, we have recorded substantial goodwill and intangible assets in our consolidated financial statements. We are required to perform impairment reviews of our goodwill and other intangible assets, which are determined to have an indefinite life and are not amortized. Such reviews are performed annually or earlier if indicators of potential impairment exist. Future impairment reviews may result in charges against earnings to write-down the value of intangible assets.

During the three months ended June 30, 2012, we recorded an impairment charge of $6.5 million, which consisted of the impairment of goodwill, intangible assets and capitalized software related to the Spreebird business unit. During the three months ended December 31, 2012, we recorded an additional impairment charge of $4.1 million, which consisted of impairment of goodwill related to the Spreebird business unit. We may have additional impairment charges in the future, which could have a material adverse effect on our financial results and could cause our stock price to decline.

Our business is seasonal and our financial results may vary from period to period.

Our results of operations could vary significantly from quarter to quarter and year to year because of a variety of factors, including seasonality, many of which are outside of our control. Historically, during the fourth quarter, it is more difficult for us to acquire traffic. During the fourth quarter, other advertisers significantly increase their bid prices to acquire traffic for the holiday season, while we generally keep our bid prices consistent throughout the year. As a result, we typically acquire less traffic to our websites from our SEM efforts during the fourth quarter. Additionally, online consumer traffic is generally lower in the third quarter, the summer months, as consumers are on vacation and spending less time on the Internet. Revenue generally increases during the first quarter, when we expect to benefit from a higher volume of locally-focused traffic and a higher volume of online consumer traffic due to fewer holidays and vacation time. If we are not able to appropriately adjust to seasonal or other factors, it could have a material adverse effect on our financial results.

The market for Internet and local search advertising services is in the early stages of development, and if the market for our services decreases it will have a material adverse effect on our business, prospects, financial condition and results of operations.

Internet marketing and advertising, in general, and paid-search, in particular, are in the early stages of development. Our future revenue and profits are substantially dependent upon the continued widespread acceptance, growth, and use of the Internet and other online services as effective advertising mediums. Many of the largest advertisers have generally relied upon more traditional forms of media advertising and have only limited experience advertising on the Internet. Local search, in particular, is still in an early stage of development and may not be accepted by consumers for many reasons including, among others, that consumers may conclude that local search results are less relevant and reliable than non-paid-search results, and may view paid-search results less favorably than search results generated by non-paid-search engines. If consumers reject our paid-search services, or commercial use of the Internet generally, and the number of click-throughs on our sponsored listings decreases, the commercial utility of our search services could be adversely affected which could have a material adverse effect on our business, prospects, financial condition and results of operations.

The effects of the recent global economic crisis may impact our business, operating results, or financial condition.

The recent global economic crisis has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and has impacted levels of consumer spending. These macroeconomic developments could negatively affect our business, operating results, or financial condition in a number of ways. For example, current or potential customers, such as advertisers, may delay or decrease spending with us or may not pay us or may delay paying us for previously performed services. In addition, if consumer spending continues to decrease, this may result in fewer clicks on our advertisers’ ads displayed on our Local.com website or our network partner websites.

The recent global financial crisis and uncertainty in global economic conditions may have significant negative effects on our access to credit and our ability to raise capital.

The recent global financial crisis which has included, among other things, significant reductions in and heightened credit quality standards for available capital and liquidity from banks and other providers of credit, substantial reductions and/or fluctuations in equity and currency values worldwide, and concerns that the worldwide economy may enter into a prolonged recessionary period, may make it difficult for us to raise additional capital or obtain additional credit, when needed, on acceptable terms or at all.

Our executive officers and certain key personnel are critical to our success, and the loss of these officers and key personnel could harm our business.

Our performance is substantially dependent on the continued services and performance of our executive officers and other key personnel. While we have employment agreements with our five executive officers and certain key personnel, each of these may, however, be terminated with 30 days notice by either party. No key man life insurance has been purchased on any of our executive officers. Our performance also depends on our ability to retain and motivate our officers and key employees. The loss of the services of any of our officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. The failure to attract and retain our officers or the necessary technical, managerial and marketing personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.

If we are not successful in defending against the patent infringement lawsuit filed against us, our operations could be materially adversely affected.

On July 23, 2010, a lawsuit alleging patent infringement was filed in the United States District Court for the Eastern District of Texas against us and others in our sector, by GEOTAG, Inc., a Delaware corporation with its principal offices in Plano, Texas. The complaint alleges that we infringe U.S. Patent No. 5,930,474 (hereinafter, the “’474 Patent”) as a result of the operation of our website at www.local.com. GEOTAG, Inc. purports to be the rightful assignee of all right, title and interest in and to the ‘474 Patent. The complaint seeks unspecified amounts of damages and costs incurred, including attorney fees, as well as a permanent injunction preventing us from continuing those activities that are alleged to infringe the ‘474 Patent. If it is determined that we have infringed the ‘474 Patent, we could be subject to damages and a permanent injunction that could have a material adverse effect on us and our operations. In addition, although we believe that there is only a remote possibility that it will be determined that we have infringed on the ‘474 Patent, this litigation could have a material adverse effect on our financial condition and results of operations because of defense costs, diversion of management’s attention and resources and other factors. There can be no assurances that our assessment of the ultimate outcome of this litigation will be correct.

We may be subject to intellectual property claims that create uncertainty about ownership of technology essential to our business and divert our managerial and other resources.

There has been a substantial amount of litigation in the technology industry regarding intellectual property rights. We cannot assure you that third parties will not, in the future, claim infringement by us with respect to our current or future services, trademarks or other proprietary rights. Our success depends, in part, on our ability to protect our intellectual property and to operate without infringing on the intellectual property rights of others in the process. There can be no guarantee that any of our intellectual property will be adequately safeguarded, or that it will not be challenged by third parties. We may be subject to patent infringement claims or other intellectual property infringement claims that would be costly to defend and could limit our ability to use certain critical technologies.

We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could cause us to pay substantial damages, including treble damages if we willfully infringe, and, also, could put our patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If investors perceive these results to be negative, it could have an adverse effect on the trading price of our common stock.

Any patent litigation could negatively impact our business by diverting resources and management attention away from the operation of our business and adding uncertainty as to the ownership of technology and services that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to obtain a license for the infringed or similar technology on reasonable terms, or at all, could have a material adverse effect on our business.

We may be subject to lawsuits for information displayed on our websites and the websites of our advertiser partners, which may affect our business.

Laws relating to the liability of providers of online services for activities of their advertisers and for the content of their advertisers’ listings are currently unsettled. It is unclear whether we could be subjected to claims for defamation, negligence, copyright or trademark infringement or claims based on other theories relating to the information we publish on our websites or the information that is published across our network of websites and partner websites. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We may not successfully avoid civil or criminal liability for unlawful activities carried out by our advertisers. Our potential liability for unlawful activities of our advertisers or for the content of our advertisers’ listings could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. Our insurance may not adequately protect us against these types of claims and the defense of such claims may divert the attention of our management from our operations. If we are subjected to such lawsuits, it may adversely affect our business.

We are no longer able to bill our monthly subscription customers through Local Exchange Carriers (“LECs”) on our monthly subscription customers’ telephone bills, which has adversely impacted our consolidated results of operations.

By the end of 2012 we were no longer able to bill our legacy monthly subscribers through LEC. This change could impact the collectability and or delay the collection of our LEC related receivables in the future. All or a portion of LEC related receivables may not be collectible in the future. During the three months ended December 31, 2012, we recorded a LEC receivable reserve of $1.4 million. The additional reserve was due to the cessation of billing for these services by LECs and the expectation of a longer collection cycle for these receivables, which led to the reclassification of the LEC receivable reserve from current to noncurrent. Any inability to collect LEC related receivables could have a material adverse impact on our financial condition and results of operations.

If our monthly subscription customers file complaints against us or our partners, we could be forced to refund material amounts of monthly subscription revenues and our ability to operate our subscription service could be adversely impacted, which would adversely affect our results of operations.

Until January 2013, we had internal and outsourced telesales initiatives that could result in complaints from our monthly subscription customers against us or our third-party partners who dispute that they have agreed to receive and be billed for our monthly subscription services. Monthly subscription customers may also direct their complaints to a state’s attorney general’s office, federal agencies such as the Federal Trade Commission (“FTC”), their LEC and other authorities. If a complaint is directed to an attorney general, a Federal agency, a LEC or other authorities, then we may be forced to refund the monthly subscription fees that have already been collected for services rendered in unknown amounts regardless of whether or not such complaint is valid. If this were to happen, our financial results could be materially impacted.

Failure to adequately protect our intellectual property and proprietary rights could harm our competitive position.

Our success is substantially dependent upon our proprietary technology, which relates to a variety of business and transactional processes associated with our paid-search advertising model, our Keyword DNA technology, our Local Connect search and advertising platform, our Octane360 technology platform, our Krillion product inventory and pricing technology, and our Spreebird daily deals platform. We rely on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality agreements and technical measures, to protect our proprietary rights. We have been issued twelve patents and have eight patent applications pending related to a variety of business and transactional process associated with paid-search and other cost-per-click advertising models in different environments, as well as applications related to localized shopping data and rich media. We cannot assure you that any of the patent applications will be issued as patents, that any issued patents will provide us with adequate protection against competitors with similar technology, that any issued patents will afford us a competitive advantage, that any issued patents will not be challenged by third parties, that any issued patents will not be infringed or designed around by others, or that the patents of others will not have a material adverse effect on our ability to do business. We own the trademarks for Local.com, Spreebird, Krillion, Pay Per Connect, Local Promote, Local Connect and Keyword DNA, among others, in the United States and may claim trademark rights in, and apply for trademark registrations in the United States for a number of other marks. We cannot assure you that we will be able to secure significant protection for these marks. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology or duplicate our services or design around patents issued to us or our other intellectual property rights. If we are unable to adequately protect our intellectual property and proprietary rights, our business and our operations could be adversely affected.

Problems with our computer and communication systems may harm our business.

A key element of our strategy is to generate a high volume of traffic across our network infrastructure to and from our advertising partners and local syndication and distribution networks. Accordingly, the satisfactory performance, reliability and availability of our software systems, transaction-processing systems and network infrastructure are critical to our reputation and our ability to attract and retain advertising customers, as well as maintain adequate customer service levels. We may experience periodic systems interruptions. Any substantial increase in the volume of traffic on our software systems or network infrastructure will require us to expand and upgrade our technology, transaction-processing systems and network infrastructure. We cannot assure you that we will be able to accurately project the rate or timing of increases, if any, in the use of our network infrastructure or timely expand and upgrade our systems and infrastructure to accommodate such increases.

We are dependent on third-party products, services and technologies; changes to existing products, services and technologies or the advent of new products, services and technologies could adversely affect our business.

Our business is dependent upon our ability to use and interact with many third-party products, services and technologies, such as browsers, data and search indices, and privacy software. Any changes made by third parties or consumers to the settings, features or functionality of these third-party products, services and technologies or the development of new products, services and technologies that interfere with or disrupt our products, services and technologies could adversely affect our business. For instance, if a major search index were to alter its algorithms in a manner that resulted in our content not being indexed as often or appearing as high in its search results, our consumers might not be able to reach and use our content, products and services and our business could be adversely affected. Similarly, if more consumers were to switch their browsers to higher security settings to restrict the acceptance of cookies from the websites they visit, our ability to effectively use cookies to track consumer behavior in our business could be impacted and our business could be adversely affected.

If we fail to detect click-through fraud, we could lose the confidence of our advertisers and advertising partners, thereby causing our business to suffer.

We are exposed to the risk of fraudulent or illegitimate clicks on our sponsored listings. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in our advertising programs because the fraudulent clicks will not lead to revenue for the advertisers. As a result, our advertisers and advertising partners may become dissatisfied with our advertising programs, which could lead to loss of advertisers, advertising partners and revenue.

We rely on third-party technology, server and hardware providers, and a failure of service by any of these providers could adversely affect our business and reputation.

We rely upon third-party data center providers to host our main servers and expect to continue to do so. These systems and operations are vulnerable to damage or interruption from human error, floods, fires, power loss, telecommunication failures and similar events. They are also subject to computer viruses, break-ins, sabotage, phishing attacks, attempts to overload our servers with denial of service or other attacks, intentional acts of vandalism and similar misconduct. Despite any precautions we may take, the occurrence of any disruption of service due to any such misconduct, natural disaster or other unanticipated problems at such facilities, or the failure by such facility to provide our required data communications capacity could result in lengthy interruptions or delays in our services. Any system failure or network disruption that causes an interruption or delay in service could impair our reputation, damage our brand name and have a material adverse effect on our business, results of operations and financial condition. In the event that these providers experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. In the past, we have experienced short-term outages in the service maintained by one of our current co-location providers. In addition to placing increased burdens on our engineering staff, these outages create a significant amount of user questions and complaints that need to be addressed by our customer support personnel. In the event of certain system failures, we may not be able to switch to back-up systems immediately and the time to full recovery could be prolonged. Like many online businesses, we have experienced system failures from time to time. We also rely on third-party providers for components of our technology platform, such as hardware and software providers, credit card processors and domain name registrars. A failure or limitation of service or available capacity by any of these third-party providers could adversely affect our business and reputation.

We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy. Our actual or perceived failure to comply with such obligations could harm our business.

We receive, store and process personal information and other user data, including credit card information for certain users. There are numerous federal, state and local laws around the world regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal Information and other user data, the scope of which are changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules. We generally comply with industry standards and are subject to the terms of our privacy policies and privacy-related obligations to third parties (including, in certain instances, voluntary third-party certification bodies such as TRUSTe). It is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to users or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation or negative publicity and could cause our users and advertisers to lose trust in us, which could have an adverse effect on our business. Additionally, if third parties with whom we work, such as advertisers, vendors or developers, violate applicable laws or our policies, such violations may also put our users’ information at risk and could have an adverse effect on our business.

Security breaches could expose us to a risk of loss of this information, litigation, remediation costs, increased costs for security measures, loss of revenue, damage to our reputation, and potential liability. Our user data and corporate systems and security measures may be breached due to the actions of outside parties, employee error, malfeasance, or otherwise, and, as a result, an unauthorized party may obtain access to our data or our users’ or customers’ data. Additionally, outside parties may attempt to fraudulently induce employees, users, or customers to disclose sensitive information in order to gain access to our data or our users’ or customers’ data. We must continuously examine and modify our security controls and business policies to adapt to the rise of social networking, the adoption of new devices and technologies enabling users to share data and communicate in new ways, and the increasing focus by our users and regulators on controlling and protecting user data.

If we fail to scale and adapt our existing technology architecture to manage the expansion of our offerings our business could be adversely affected.

We anticipate expanding our offerings to consumers, advertisers and publishers. Any such expansion will require substantial expenditures to scale or adapt our technology infrastructure. As usage increases and products and services expand, change or become more complex in the future, our complex technology architectures utilized for our consumer offerings and advertising services may not provide satisfactory support. As a result, we may make additional changes to our architectures and systems to deliver our consumer offerings and services to advertisers and publishers, including moving to completely new technology architectures and systems. Such changes may be challenging to implement and manage, may take time to test and deploy, may cause us to incur substantial costs and may cause us to suffer data loss or delays or interruptions in service. These delays or interruptions in service may cause consumers, advertisers and publishers to become dissatisfied with our offerings and could adversely affect our business.

Our business is subject to a number of natural and man-made risks, including natural disasters such as fires, floods, and earthquakes and problems such as computer viruses or terrorism.

Our systems and operations are vulnerable to damage or interruption from natural disaster and man-made problems, including fires, floods, earthquakes, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. As an example, if we were to experience a significant natural disaster, such as an earthquake, fire or flood, it likely would have a material adverse impact on our business, operating results and financial condition, and our insurance coverage will likely be insufficient to compensate us for all of the losses we incur. Additionally, our servers may be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, loss of critical data or the unauthorized disclosure of confidential intellectual property or customer data. We may not have sufficient protection or recovery plans in certain circumstances, such as natural disasters affecting the Southern California area, and our business interruption insurance may be insufficient to compensate us for losses that may occur. As we rely heavily on our servers, computer and communications systems and the Internet to conduct our business and provide customer service, such disruptions could negatively impact our ability to run our business, which could have an adverse effect on our operating results and financial condition.

Tax treatment of companies engaged in Internet commerce may adversely affect the commercial use of our services and our financial results.

Due to the global nature of the Internet, it is possible that various states or foreign countries might attempt to regulate our transmissions or levy sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in Internet commerce. New or revised international, federal, state or local tax regulations may subject us or our

Spreebird customers to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the Internet. New or revised taxes and, in particular, sales taxes, VAT and similar taxes would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over the Internet. New taxes could also create significant increases in internal costs necessary to capture data, and collect and remit taxes. Any of these events could have an adverse effect on our business and results of operations.

Federal, state or international laws or regulations applicable to our business could adversely affect our business.

We are subject to a variety of existing federal, state and international laws and regulations in the areas of advertising, content regulation, privacy, consumer protection, defamation, child protection, advertising to and collecting information from children, taxation and billing, among others. These laws can change, as can the interpretation and enforcement of these laws. Additionally, new laws and regulations may be enacted at any time. Compliance with laws is often costly and time consuming and may result in the diversion of a significant portion of management’s attention. Our failure to comply with applicable laws and regulations could subject us to significant liabilities which could adversely affect our business. Specific federal laws that impact our business include: The Digital Millennium Copyright Act of 1998; The Communications Decency Act of 1996; The Children’s Online Privacy Protection Act of 1998 (including related Federal Trade Commission regulations); The Protect Our Children Act of 2008; the Credit Card Accountability Responsibility and Disclosure Act of 2009; and The Electronic Communications Privacy Act of 1986. Additionally, there are a number of state laws and pending legislation governing the breach of data security in which sensitive consumer information is released or accessed. If we fail to comply with applicable laws or regulations we could be subject to significant liability which could adversely affect our business.

Government and legal regulations with respect to the Internet may damage our business.

There are currently few significant laws or regulations directly applicable to access to or commerce on the Internet. It is possible, however, that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as the positioning of sponsored listings on search results pages. For example, the FTC has in the past reviewed the way in which search engines disclose paid-search practices to Internet users. In 2002, the FTC issued guidance recommending that all search engine companies ensure that all paid-search results are clearly distinguished from non-paid results, that the use of paid search is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid-search listings on search results. In February 2009, the FTC issued a staff report titled “Self-Regulatory Principles for Online Behavioral Advertising.” In December 2009, the FTC issued “Guides Concerning the Use of Endorsements and Testimonials in Advertising.”

The adoption of laws, regulations, guidelines and principles relating to online advertising, including behavioral advertising, placement of paid search advertisements or user privacy, defamation or taxation and the like may inhibit the growth in use of the Internet, which in turn, could decrease the demand for our services and increase our cost of doing business or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations. Any new legislation or regulation, or the application of existing laws and regulations to the Internet or other online services, could have a material adverse effect on our business, prospects, financial condition and results of operations.

Any regulation of our use of cookies or similar technologies could adversely affect our business.

We use small text files placed in a consumer’s browser, commonly known as cookies, to facilitate authentication, preference management, research and measurement, personalization and advertisement and content delivery. Several Federal, state and international governmental authorities are regularly evaluating the privacy implications inherent in the use of third-party web “cookies” for behavioral advertising and other purposes. There are an increasing number of laws and regulations under consideration in the United States and abroad that have suggested limitations on or eliminations of “cookies” or which propose to regulate commercial and advertising practices on the Internet. Certain privacy advocates and federal, state and local governmental bodies have endorsed these proposals. Any regulation of these tracking technologies and other current online advertising practices could adversely affect our business.

Failure to comply with federal, state and international privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.

A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. For example, recently there have been Congressional hearings and increased attention to the capture and use of location-based information relating to users of smartphones and other mobile devices. We have posted privacy policies and practices concerning the collection, use and disclosure of subscriber data on our websites and applications. Several Internet companies have incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, FTC requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could result in a loss of Spreebird customers or merchants and adversely affect our business.

Risks Relating to our Common Stock

The market price of our common stock has been and is likely to continue to be highly volatile, which could cause investment losses for our stockholders and result in stockholder litigation with substantial costs, economic loss and diversion of our resources.

The trading price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations as a result of various factors, many of which are beyond our control, including:

•	developments concerning proprietary rights, including patents, by us or a competitor;

•	market acceptance of our new and existing services and technologies;

•	announcements by us or our competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

•	actual or anticipated fluctuations in our operating results;

•	continued growth in the Internet and the infrastructure for providing Internet access and carrying Internet traffic;

•	introductions of new services by us or our competitors;

•	enactment of new government regulations affecting our industry

•	changes in the number of our advertising partners or the aggregate amount of advertising dollars spent with us;

•	seasonal fluctuations in the level of Internet usage;

•	loss of key employees;

•	institution of litigation, including intellectual property litigation, by or against us;

•	publication of research reports about us or our industry or changes in recommendations or withdrawal of research coverage by securities analysts;

•	short selling of our stock;

•	large volumes of sales of our shares of common stock by existing stockholders;

•	changes in the market valuations of similar companies; and

•	changes in our industry and the overall economic environment.

Due to the short-term nature of some of our advertising partner agreements and the emerging nature of the online advertising market, we may not be able to accurately predict our operating results on a quarterly basis, if at all, which may lead to volatility in the trading price of our common stock. In addition, the stock market in general, and the Nasdaq Capital Market and the market for online commerce companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the listed companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against these companies. Litigation against us, whether or not a judgment is entered against us, could result in substantial costs, and potentially, economic loss, and a diversion of our management’s attention and resources. As a result of these and other factors, you may not be able to resell your shares above the price you paid and may suffer a loss on your investment.

We have never paid dividends on our common stock.

Since our inception, we have not paid cash dividends on our common stock and we do not intend to pay cash dividends in the foreseeable future due to our limited funds for operations. In addition, our loan agreement with Square One Bank restricts the payment of dividends. Therefore, any return on your investment would likely come only from an increase in the market value of our common stock.

Issuances of shares of common stock will likely have a dilutive effect on our stock price.

As of February 28, 2013, we have 3,737,726 options to purchase our common stock outstanding at a weighted average exercise price of $4.10, 367,695 restricted stock units (“RSUs”) outstanding, 216,450 performance stock units (“PSUs”) outstanding and 20,000 warrants to purchase our common stock outstanding at a weighted average exercise price of $2.87. The exercise of options and warrants at prices below the market price of our common stock could adversely affect the price of shares of our common stock. In addition, the exercise of options and warrants, and the vesting of RSUs and PSUs, will cause dilution to our existing shareholders. Additional dilution may result from the issuance of shares of our capital stock in connection with collaborations or commercial agreements or in connection with other financing efforts.

To the extent that we issue options, warrants, RSUs or PSUs to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants, RSUs, PSUs or other securities are exercised, converted or exchanged (or if we issue shares of restricted stock), stockholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

Because almost all of our outstanding shares are freely tradable, sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

As of December 31, 2012, we had outstanding 22,171,891 shares of common stock, of which our directors and executive officers owned 103,453 shares as of December 31, 2012, which are subject to the limitations of Rule 144 under the Securities Act.

In general, Rule 144 provides that any non-affiliate of ours, who has held restricted common stock for at least six months, is entitled to sell their restricted stock freely, provided that we stay current in our filings with the SEC. Because almost all of our outstanding shares are freely tradable and the shares held by our affiliates may be freely sold (subject to the Rule 144 limitations), sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Our amended and restated certificate of incorporation, as amended, our amended and restated bylaws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock. The following are examples of such provisions in our amended and restated certificate of incorporation and in our amended and restated bylaws:

•

special meetings of our stockholders may be called only by our Chief Executive Officer, by a majority of the members of our board of directors or by the holders of shares entitled to cast not less than 10% of the votes at the meeting;

•	stockholder proposals to be brought before any meeting of our stockholders must comply with advance notice procedures;

•	our board of directors is classified into three classes, as nearly equal in number as possible;

•	newly-created directorships and vacancies on our board of directors may only be filled by a majority of remaining directors, and not by our stockholders;

•	a director may be removed from office only for cause by the holders of at least 75% of the voting power entitled to vote at an election of directors;

•

our amended and restated bylaws may be further amended by our stockholders only upon a vote of at least 75% of the votes entitled to be cast by the holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class; and

•

our board of directors is authorized to issue, without further action by our stockholders, up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors.

We implemented a Stockholder Rights Plan, dated October 15, 2008, which may also have the effect of deterring or delaying attempts by our stockholders to affect changes in control. Each Right entitles the registered holder to purchase from our company one one-thousandth (1/1000) of a share of Series A Participating Preferred Stock, par value $0.00001, which we refer to as the preferred shares, of our company at a price of $10.00, which we refer to as the purchase price, subject to adjustment. The number of shares constituting the series of preferred shares is 30,000. The Rights are intended to protect our stockholders in the event of an unfair or coercive offer to acquire us and to provide the Board of Directors with adequate time to evaluate unsolicited offers. The Rights may have anti-

takeover effects. The Rights will cause substantial dilution to a person or group that acquires 15% or more of the shares of our outstanding common stock without the approval of our Board of Directors. The Rights, however, should not affect any prospective offer or willingness to make an offer at a fair price as determined by our Board. The Rights should not interfere with any merger or other business combination approved by our Board of Directors. However, because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our Board of Directors, our rights plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our Board of Directors regarding that acquisition.

We are also subject to Section 203 of the Delaware General Corporation Law, which provides, subject to enumerated exceptions, that if a person acquires 15% or more of our voting stock, the person is an “interested stockholder” and may not engage in “business combinations” with us for a period of three years from the time the person acquired 15% or more of our voting stock.

The conversion price of the Convertible Notes can fluctuate under certain circumstances which, if triggered, can result in potentially material further dilution to our stockholders.

Under the terms of the Convertible Notes, the conversion price of the Convertible Notes can fluctuate in the event (i) there is an event of default under the Convertible Notes, the selling stockholders elect to use the alternative conversion price to convert their Convertible Notes, and the alternative conversion price is less than the then-current conversion price for the Convertible Notes, (ii) the Company undertakes certain stock dividends, split, combinations, distributions, or (iii) the Company undertakes certain issuances of common stock or convertible securities at prices lower than the then-current conversion price for the Convertible Notes. In such instances, the conversion price of the Convertible Notes can fluctuate materially lower than the current conversion price of $2.01 per share. By way of illustration, assuming the Company is in an event of default under the Convertible Notes and the selling stockholders elect to use the alternative conversion price to convert their Convertible Notes, the following table sets forth the dilutive impact of such a conversion assuming that the alternative price (i.e., the then-current conversion price or 80% of the volume-weighted average sale price for the common stock on the trading day immediately preceding such conversion) is approximately 25%, 50%, and 75% of the current conversion price of $2.01:

Conversion Price	Number of Shares to be Issued upon Conversion
$2.01 (current conversion price)	2,487,562
$1.50 (approximate 25% decrease)	3,333,332
$1.00 (approximate 50% decrease)	5,000,000
$0.50 (approximate 75% decrease)	10,000,000

Accordingly, if these provisions are triggered, then potentially material additional dilution to the existing stockholders of the Company may occur and the ability of the Company to complete a subsequent financing to fund its future operating needs could be materially adversely effected.

USE OF PROCEEDS

This prospectus covers 4,573,216 shares of our common stock, which may be sold, or otherwise disposed of, from time to time by the selling stockholders or their transferees. We will not receive any part of the proceeds from the sale or other disposition of common stock by the selling stockholders. If all of the warrants being registered for resale hereunder are fully exercised for cash, we will receive approximately $1.5 million in cash from the warrant holders. Any proceeds received by us from the exercise of warrants will be used by us for general corporate purposes, including working capital.

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition of up to an aggregate of 4,573,216 shares of our common stock issuable to the stockholders identified below (the “offered shares”). All of the offered shares are issuable, or may in the future become issuable, with respect to securities issued in connection with the Financing. The shares of common stock being offered for resale by the selling stockholders pursuant to this prospectus include: shares of common stock which may be issued to selling stockholders as a result of conversion of the Convertible Notes; shares of common stock which may be issued in payment of interest on the Convertible Notes; shares of common stock issuable upon the exercise of the Warrants; additional shares of common stock that may be issued to the selling stockholders upon conversion of the Convertible Notes or exercise of the Warrants as a result of conversion or exercise price anti-dilution adjustments applicable to the Convertible Notes and/or the Warrants; and shares of common stock that may be issued to the selling stockholders in satisfaction of other obligations under the Financing transaction documents.

The following table sets forth:

•	the name of each selling stockholder;

•	the nature of any material relationship within the past three years between us and any selling stockholder or any of our affiliates based on information currently available to us;

•	the number of shares of our common stock beneficially owned by each selling stockholder prior to this offering;

•	the number of shares of our common stock offered hereunder by each selling stockholder; and

•

the number and percent of shares of our common stock beneficially owned by each selling stockholder after the offering is complete. This calculation assumes that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling stockholder prior to the termination of this offering.

Each of the selling stockholders is offering for sale with this prospectus the number of shares listed below subject to the limitations described in the section of this prospectus entitled “Plan of Distribution”. Except as indicated in the footnotes to this table and subject to applicable community property laws, each of the selling stockholders named in this table will have sole voting power with respect to all shares of common stock listed as beneficially owned by such selling stockholders.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares the selling stockholder has the right to acquire within 60 days. Percentages are based on a total of 22,877,526 shares of common stock outstanding on April 10, 2013. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date hereof, are deemed outstanding for computing the percentage of the selling stockholder holding such option or warrant but are not deemed outstanding for computing the percentage of any other selling stockholder.

			Shares Beneficially Owned After Offering is Complete(2)
Name of selling security holder	Number of Shares Beneficially Owned Prior to Offering	Shares Offered Pursuant to this Prospectus (1)	Number	Percentage
The Tail Wind Fund Ltd. (3)	1,616,915	2,286,608	0	*
Wolverine Flagship Fund Trading Limited (4)	1,178,758	2,286,608	0	*

* - Less than 1%

(1)	The numbers in this column includes shares of common stock issued or issuable upon conversion of the Convertible Notes, in payment of interest on the Convertible Notes and upon exercise of the Warrants, and also includes, for each selling stockholder, 445,334 additional shares of common stock that may be issued to the selling stockholders as a result of any such conversion, payment or exercise following anti-dilution adjustments applicable to the Convertible Notes and/or the Warrants or in satisfaction of other obligations under the Financing transaction documents.
(2)	The numbers in this column assume that all Convertible Notes will be converted, all Warrants will be exercised, and all shares being registered hereby will be sold.
(3)	CIM Investment Management Ltd. (“CIM”), a UK corporation authorized and regulated by the Financial Services Authority of Great Britain, is the investment manager for The Tail Wind Fund Ltd., and James Morton is the controlling shareholder of CIM. Each of CIM and James Morton has voting and investment power over the shares being registered hereunder and held by The Tail Wind Fund Ltd. but each expressly disclaims any equitable or beneficial ownership of these securities.
(4)	The amount set forth as the selling stockholder’s beneficial ownership is after taking into account the Fund’s Ownership Limitation, as defined below. Without such Ownership Limitation, the Fund’s beneficial ownership would be 1,616,915 shares of common stock, including 1,243,781 shares issuable upon conversion of $2,500,000 in principal amount of Convertible Notes and 373,134 shares issuable upon exercise of Warrants. Wolverine Asset Management, LLC (“WAM”), the investment manager of Wolverine Flagship Fund Trading Limited (the “Fund”), and John Ziegelman, in his capacity as portfolio manager of WAM, each have voting and investment power over these securities. WAM and Mr. Ziegelman each disclaim beneficial ownership over these securities.

Neither of the selling shareholders are affiliated with a broker-dealer and both of the selling shareholders acquired their respective securities in the ordinary course of business. At the time of the acquisition, neither of the selling shareholders had any agreements, arrangements, or understandings with any other person, either directly or indirectly, to dispose of the securities.

In accordance with Rule 13d-4 under the Exchange Act, because the number of shares of common stock into which each of the selling shareholder’s Convertible Notes and Warrants are convertible and exercisable is limited, pursuant to the terms of such instruments, to that number of shares of common stock which would result in such selling shareholder having beneficial ownership of 9.9% of the total issued and outstanding shares of common stock in the case of The Tail Wind Fund Ltd., and 4.9% of the total issued and outstanding shares of common stock in the case of Wolverine Flagship Fund Trading Limited (collectively, the “Ownership Limitation”), each of the selling shareholders disclaims beneficial ownership of any and all shares of common stock that would cause such selling shareholder’s beneficial ownership, respectively, to exceed the Ownership Limitation.

Neither of the selling shareholders has held any employment, officer or director position with us within the past three years.

Description of the Securities

The Convertible Notes

The Convertible Notes were issued in the principal amount of $5,000,000. The Convertible Notes have a maturity date of April 11, 2015. The Convertible Notes bear interest at 7% per annum and the Company may pay interest only until the maturity date. The Company may, at its election, issue shares of Common Stock in satisfaction of its interest obligations under the Convertible Notes, provided certain conditions have been met, and provided further that such Common Stock shall be issued at a price equal to 93% of the then-current market price for our Common Stock, as calculated under the Convertible Notes. The Convertible Notes are secured by all of our assets and are subordinated to our senior credit facility. In the event of default under the Convertible Notes, the Convertible Notes will bear interest at a default rate of eighteen percent (18%) per annum. The Convertible Notes are convertible into shares of our Common Stock at $2.01 per share. Under the terms of the Convertible Notes, the conversion price of the Notes can fluctuate in the event (i) there is an event of default under the Notes, the selling stockholders elect to use the alternative conversion price to convert their Notes, and the alternative conversion price is less than the then-current conversion price for the Notes, (ii) the Company undertakes certain stock dividends, split, combinations, distributions, or (iii) the Company undertakes certain issuances of common stock or convertible securities at prices lower than the then-current conversion price for the Notes. In such instances, the conversion price of the Notes can fluctuate materially lower than the current conversion price of $2.01 per share. The Convertible Notes are convertible by the Selling Securityholders at any time. The Company can force the conversion of the Convertible Notes by the Selling Securityholders in the event the trading price for our Common Stock exceeds 200% of the then current conversion price for a period of 90 trading days and certain other conditions have been met.

The Warrants

The Warrants are exercisable to purchase 746,268 shares of our Common Stock at $2.01 per share. The Warrants are exercisable until the fifth anniversary of the issuance date, April 11, 2013. The Company’s obligations under the Warrants are secured by all of our assets, subject to subordination to our senior credit facility. Under the terms of the Warrants, the exercise price of the Warrants can fluctuate in the event (i) the Company undertakes certain stock dividends, split, combinations, distributions, or (ii) the Company undertakes certain issuances of common stock or convertible securities at prices lower than the then-current exercise price for the Warrants. In such instances, the exercise price of the Warrants and the number of Warrants can fluctuate materially lower than the current exercise price of $2.01 per share.

Under the terms of the Convertible Notes, the conversion price of the Convertible Notes can fluctuate in the event (i) there is an event of default under the Convertible Notes, the selling stockholders elect to use the alternative conversion price to convert their Convertible Notes, and the alternative conversion price is less than the then-current conversion price for the Convertible Notes, (ii) the Company undertakes certain stock dividends, split, combinations, distributions, or (iii) the Company undertakes certain issuances of common stock or convertible securities at prices lower than the then-current conversion price for the Convertible Notes. In such instances, the conversion price of the Convertible Notes can fluctuate materially lower than the current conversion price of $2.01 per share.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. Sales of shares may be made by selling stockholders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the Nasdaq Capital Market, any other exchange or market upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

We are paying all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders who acquired their shares in the private placement in April 2013 against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus will be passed upon for us by Scott D. Olson, Esq., Costa Mesa, California.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2012, and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated by reference in this Prospectus, have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statement as of December 31, 2011, and for the years ended December 31, 2011 and 2010, incorporated by reference in this prospectus and in the registration statement, of which this prospectus is a part, have been audited by Haskell & White LLP, independent registered public accounting firm, as set forth in their report. We have incorporated by reference our consolidated financial statements in this prospectus and in the registration statement, of which this prospectus is a part, in reliance on Haskell & White LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other documents referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement of which this prospectus is a part, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, Room 1580, Washington, D.C. 20549. You may also obtain copies of the document at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. We also intend to furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.local.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at or accessible through this site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2012;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2013;

•

Our current reports on Form 8-K filed on January 23, 2013, January 24, 2013, January 25, 2013, February 1, 2013, February 11, 2013, February 14, 2013, March 1, 2013, March 15, 2013 (on Form 8-K/A), April 2, 2013, April 3, 2013, April 3, 2013, April 11, 2013, April 18, 2013, May 9, 2013, May 15, 2013, and June 6, 2013; and

•

The description of our common stock contained in our registration statement on Form SB-2 filed with the SEC on June 29, 2004 and amended on August 11, 2004, September 16, 2004, October 7, 2004, and October 18, 2004.

All documents filed (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules) by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of this registration statement, whether before or after it is declared effective, and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

Information that is “furnished to” the SEC shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents free of charge upon written or oral request to Investor Relations, Local Corporation, 7555 Irvine Center Drive, Irvine, California 92618, telephone: (949) 784-0800.

Part II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Registrant in connection with the registration of the securities being offered by this Registration Statement. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee	$1,029
Accounting fees and expenses	5,000
Legal fees and expenses	2,500
Printing and engraving expenses	500
Miscellaneous	4,000

Total	$13,029

Item 15. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation, attached as an exhibit to our Registration Statement on Form SB-2, Amendment No. 2, filed with the SEC on September 16, 2004, the amendment to our restated certificate of incorporation, attached as an exhibit to our Current Report on Form 8-K filed with the SEC on August 17, 2009, and our amended and restated bylaws, attached as an exhibit to our Current Report on Form 8-K filed with the SEC on November 2, 2007, provide for the indemnification provisions described above and elsewhere herein. In addition, we have entered into separate indemnification agreements, a form of which is attached as Exhibit 10.9 to our Registration Statement on Form SB-2, Amendment No. 1, filed with the Securities and Exchange Commission on August 11, 2004, with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations. These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The agreement to register the shares held by the selling stockholders, as set forth in the Investor Rights Agreement, provides for cross-indemnification in connection with registration of the registrant’s common stock on behalf of those selling stockholders.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 16. Exhibits

Exhibit Number	Exhibit Description

3.1(1)	Amended and Restated Certificate of Incorporation of the Registrant

3.2(2)	Amendment to Restated Certificate of Incorporation of the Registrant

3.3(3)	Amended and Restated Bylaws of the Registrant

4.1(4)	Convertible Note and Warrant Purchase Agreement dated April 10, 2013, by and among the Registrant and certain institutional investors.

4.2(4)	Form of 7% Convertible Note.

4.3(4)	Form of Common Stock Purchase Warrant.

4.4(4)	Form of Investor Rights Agreement.

4.5(4)	Form of Subsidiary Guarantee.

5.1*	Opinion of Scott D. Olson, Esq.

23.1*	Consent of BDO USA, LLP, independent registered public accounting firm.

23.2*	Consent of Haskell & White LLP, independent registered public accounting firm.

23.3*	Consent of Scott D. Olson, Esq. (included in Exhibit 5.1).

24.1**	Power of Attorney (see Page II-5 of this Form S-3).

*	Filed herein.
**	Previously filed.
(1)	Incorporated by reference from the Registrant’s Registration Statement on Form SB-2, Amendment No. 2, filed with the SEC on September 16, 2004.
(2)	Incorporated by reference from the Registrant’s Current Report on Form 8-K, filed with the SEC on August 17, 2009.
(3)	Incorporated by reference from the Registrant’s Current Report on Form 8-K, filed with the SEC on November 2, 2007.
(4)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on April 11, 2013.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x), for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in to the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on June 12, 2013.

LOCAL CORPORATION

/s/ Heath B. Clarke
Heath B. Clarke
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Heath B. Clarke Heath B. Clarke	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	June 12, 2013

/s/ Kenneth S. Cragun Kenneth S. Cragun	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 12, 2013

* Norman K. Farra Jr.	Director	June 12, 2013

* Philip K. Fricke	Director	June 12, 2013

* John E. Rehfeld	Director	June 12, 2013

* Frederick G. Thiel	Director	June 12, 2013

*- /s/ Heath B. Clarke Heath B. Clarke Attorney-in-fact		June 12, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1(1)	Amended and Restated Certificate of Incorporation of the Registrant

3.2(2)	Amendment to Restated Certificate of Incorporation of the Registrant

3.3(3)	Amended and Restated Bylaws of the Registrant

4.1(4)	Convertible Note and Warrant Purchase Agreement dated April 10, 2013, by and among the Registrant and certain institutional investors.

4.2(4)	Form of 7% Convertible Note.

4.3(4)	Form of Common Stock Purchase Warrant.

4.4(4)	Form of Investor Rights Agreement.

4.5(4)	Form of Subsidiary Guarantee.

5.1*	Opinion of Scott D. Olson, Esq.

23.1*	Consent of BDO USA, LLP, independent registered public accounting firm.

23.2*	Consent of Haskell & White LLP, independent registered public accounting firm.

23.3*	Consent of Scott D. Olson, Esq. (included in Exhibit 5.1).

24.1**	Power of Attorney (see Page II-5 of this Form S-3).

*	Filed herewith.
**	Previously filed.
(1)	Incorporated by reference from the Registrant’s Registration Statement on Form SB-2, Amendment No. 2, filed with the SEC on September 16, 2004.
(2)	Incorporated by reference from the Registrant’s Current Report on Form 8-K, filed with the SEC on August 17, 2009.
(3)	Incorporated by reference from the Registrant’s Current Report on Form 8-K, filed with the SEC on November 2, 2007.
(4)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on April 11, 2013.